Exhibit 18.1

PREFERABILITY LETTER ON CHANGE IN ACCOUNTING PRINCIPLE
March 8, 2019

The Board of Directors
John Wiley & Sons, Inc.
Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of John Wiley & Sons, Inc. (the Company) for the three and nine months ended January 31, 2019 and have read the Company's statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Company changed its method of accounting for marketing costs incurred by its Education Services business to fulfill its performance obligation from contracts with educational institutions. Under the new accounting policy, these costs are included in cost of sales whereas they were previously included in operating and administrative expenses. The Company states that the newly adopted accounting principle is preferable in the circumstances because including these expenses in cost of sales will better align these costs with the related revenue. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to April 30, 2018, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP

New York, New York